EXHIBIT 99.1

Corvus Pharmaceuticals Provides Business Update and Reports Fourth Quarter and Full Year 2021 Financial Results

Corvus to host conference call and webcast today at 4:30 p.m. ET / 1:30 p.m. PT

BURLINGAME, Calif., March 10, 2022 (GLOBE NEWSWIRE) -- Corvus Pharmaceuticals, Inc. (Corvus or the Company) (Nasdaq: CRVS), a clinical-stage biopharmaceutical company, today provided a business update and reported financial results for the fourth quarter and year ended December 31, 2021.

“We continue to advance three clinical programs for novel product candidates targeting CD73, the adenosine 2A receptor, and ITK, which are involved in immune response to cancers and other diseases,” said Richard A. Miller, M.D., co-founder, president and chief executive officer of Corvus. “We have established sound scientific foundations for our product candidates, which give us confidence as we initiate mid-stage clinical trials in front-line treatment of lung cancer and renal cell cancer. In addition, our partnership with Angel Pharmaceuticals has expanded the clinical development of CPI-818 for T cell lymphomas into China and is accelerating global development of this product candidate.”

Mupadolimab (anti-CD73)

  The Company plans to initiate a randomized Phase 2 clinical trial evaluating mupadolimab as a front-line therapy for the treatment of patients with advanced non-small cell lung cancer (NSCLC). The randomized, blinded trial will compare standard chemotherapy plus pembrolizumab (anti-PDL-1) with or without mupadolimab. The Company intends to enroll approximately 150 patients with any tumor PDL-1 expression in the clinical trial, potentially addressing a large patient population. The primary endpoint for the study will be progression free survival and secondary endpoints will evaluate objective response rate and overall survival.
  The Company continues to enroll its two Phase 1b/2 clinical trial expansion cohorts of patients with (1) head and neck cancers that have failed previous treatment with anti-PD-1 therapy and chemotherapy and (2) relapsed refractory NSCLC who have failed previous treatment with anti-PD(L)-1 therapy and chemotherapy. Up to 15 patients will be enrolled in each expansion cohort and initial results are anticipated to be presented in the second half of 2022.
  In November 2021, the Company presented results from its Phase 1/1b clinical trial that, along with pre-clinical data, provided further evidence regarding mupadolimab’s mechanism of action and its potential anti-tumor activity in cancer patients. The data showed that mupadolimab doses of 12mg/kg or greater, resulted in complete occupancy of the CD73 target and B cell activation. In the assessment of anti-tumor activity in sixteen evaluable patients receiving the 12mg/kg or greater doses of mupadolimab, tumor regression (not meeting the threshold for partial response by RECIST) was seen in five patients who had progressive disease as the best response to most recent prior therapy, which included anti-PD(L)1. We believe these interim findings support mupadolimab’s potential to cause tumor regression in patients with tumors refractory to anti-PD(L)1.

CPI-818 (selective ITK inhibitor)

  The Company’s partner in China, Angel Pharmaceuticals, initiated patient enrollment in a Phase 1/1b clinical trial of CPI-818 for the treatment of refractory T cell lymphomas. Angel Pharmaceuticals is responsible for all expenses related to conducting the clinical trial in China.
  The Company continues to enroll patients in its Phase 1/1b clinical trial, which was expanded to include patients with certain types of T cell leukemias in addition to T cell lymphomas.
  Based on interim results observed in patients with peripheral T cell lymphoma (PTCL) in these Phase 1/1b clinical trials, the Company believes such results could provide the foundation for a potential global phase 2 clinical trial in advanced PTCL.

Ciforadenant (adenosine 2a receptor antagonist)

  The Company plans to collaborate with the Kidney Cancer Clinical Trials Consortium to initiate an open-label Phase 2 clinical trial evaluating ciforadenant as a first-line therapy for metastatic renal cell cancer (RCC) in combination with ipilimumab (anti-PD-1) and nivolumab (anti-CTLA-4). The clinical trial will enroll up to 60 patients and is intended to evaluate the potential for ciforadenant to generate increased complete responses and deep responses in the front-line setting. The Kidney Cancer Clinical Trials Consortium is comprised of a group of leading cancer centers in the United States led by investigators at MD Anderson. The trial design is based on Corvus’ preclinical research published in 2018 in Cancer Immunology Research that demonstrated impressive antitumor control and cures in several animal models using ciforadenant in combination with anti-CTLA4 and anti-PD1.
  The Company continues to advance its understanding of the Adenosine Gene Signature biomarker, which has been confirmed by other groups as a means to identify an unfavorable group of renal cell cancer patients. Tumor biopsies from the Phase 2 clinical trial will be evaluated for expression of the Adenosine Gene Signature.

Financial Results
As of December 31, 2021, Corvus had cash, cash equivalents and marketable securities totaling $69.5 million compared to $44.3 million as of December 31, 2020. Corvus expects full year 2022 net cash used in operating activities to be between $34 million and $36 million.

Research and development expenses for the three months and full year ended December 31, 2021 totaled $4.8 million and $29.1 million, respectively, compared to $7.2 million and $31.8 million for the same periods in 2020. In the fourth quarter of 2021, the decrease of $2.4 million was primarily due to a decrease in clinical trial and personnel costs.

Net loss for the three months and full year ended December 31, 2021 was $9.2 million and $43.2 million, respectively, compared to net income of $27.3 million and a net loss of $6.0 million for the same periods in 2020. Results for the year ended December 31, 2020 included a $37.5 million gain from the deconsolidation of Angel Pharmaceuticals. Total stock compensation expense for the three months and year ended December 31, 2021 was $0.7 million and $4.2 million, respectively, compared to $1.2 million and $5.7 million for the same periods in 2020.

Conference Call and Webcast
Corvus will host a conference call and webcast today, March 10, 2022, at 4:30 p.m. ET (1:30 p.m. PT), during which time management will provide a business update and discuss the fourth quarter and full year 2021 financial results. The conference call can be accessed by dialing 1-877-407-0784 (toll-free domestic) or 1-201-689-8560 (international) and using the conference ID 13727689. The live webcast may be accessed via the investor relations section of the Corvus website. A replay of the webcast will be available on Corvus' website for 90 days.

About Corvus Pharmaceuticals
Corvus Pharmaceuticals is a clinical-stage biopharmaceutical company. Corvus’ lead product candidate is mupadolimab (CPI-006), a humanized monoclonal antibody directed against CD73 that has exhibited immunomodulatory activity and activation of immune cells in preclinical and clinical studies. The Company’s second clinical program, CPI-818, is an investigational, oral, small molecule drug that selectively inhibited ITK in preclinical studies and is in a multicenter Phase 1/1b clinical trial in patients with several types of T-cell lymphomas. Its third clinical program, ciforadenant (CPI-444), is an oral, small molecule inhibitor of the A2A receptor. For more information, visit www.corvuspharma.com.

About Mupadolimab
Mupadolimab (CPI-006) is an investigational, potent humanized monoclonal antibody that is designed to react with a specific site on CD73. In preclinical studies, it has demonstrated immunomodulatory activity resulting in activation of lymphocytes, induction of antibody production from B cells and effects on lymphocyte trafficking. While there are other anti-CD73 antibodies and small molecules in development for treatment of cancer, such agents react with a different region of CD73. Mupadolimab is designed to react with a region of the molecule that acts to stimulate B cells and block production of immunosuppressive adenosine. Mupadolimab is being studied in combination with pembrolizumab in a Phase 1b/2 clinical trial in patients with advanced head and neck cancers and in patients with NSCLC that have failed chemotherapy and anti-PD(L)1 therapy. It is postulated that the activation of B cells will enhance immunity within the tumors of these patients, leading to improved clinical outcomes.

About CPI-818
CPI-818 is an investigational small molecule drug given orally that has selectively inhibited ITK (interleukin-2-inducible T-cell kinase) in preclinical studies. It was designed to possess dual properties: to block malignant T-cell growth and to modulate immune responses. ITK, an enzyme, is expressed predominantly in T-cells and plays a role in T-cell and natural killer (NK) cell lymphomas and leukemias, as well as in normal immune function. Interference with ITK signaling can modulate immune responses to various antigens. The Company believes the inhibition of specific molecular targets in T-cells may be of therapeutic benefit for patients with T-cell lymphomas and leukemias and in patients with autoimmune diseases. The Company is conducting a Phase 1/1b trial in patients with refractory T-cell lymphomas that was designed to select the optimal dose of CPI-818 and evaluate its safety, PK, target occupancy, biomarkers and efficacy. Interim data from the Phase 1/1b clinical trial of CPI-818 for T cell lymphoma demonstrated tumor responses in very advanced, refractory, difficult to treat T cell malignancies.

About Ciforadenant
Ciforadenant (CPI-444) is an investigational small molecule, oral, checkpoint inhibitor designed to disable a tumor’s ability to subvert attack by the immune system by blocking the binding of adenosine in the tumor microenvironment to the A2A receptor. Adenosine, a metabolite of ATP (adenosine tri-phosphate), is produced within the tumor microenvironment where it may bind to the adenosine A2A receptor present on immune cells and block their activity.

About Angel Pharmaceuticals
Angel Pharmaceuticals is a privately held biopharmaceutical company developing a pipeline of precisely targeted investigational medicines for cancer, autoimmune, infectious and other serious diseases in China. Angel Pharmaceuticals was launched through a collaboration with U.S.-based Corvus Pharmaceuticals and investments from investors in China. Angel Pharmaceuticals licensed the rights to develop and commercialize Corvus’ three clinical-stage candidates – mupadolimab, CPI-818 and ciforadenant – in greater China and obtained global rights to Corvus’ BTK inhibitor preclinical programs. Under the collaboration, Corvus currently has a 49.7% equity stake in Angel Pharmaceuticals excluding 7% of Angel’s equity reserved for issuance under the Angel ESOP, and Corvus has designated three individuals on Angel’s five-person Board of Directors. For more information, visit www.angelpharma.com.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to the potential safety and efficacy of mupadolimab, CPI-818 and ciforadenant; the Company’s ability and Angel Pharmaceutical’s ability to develop and advance product candidates into and successfully complete preclinical studies and clinical trials, including the Company’s planned Phase 2 clinical trial of mupadolimab, the Company and Angel’s Phase 1/1b clinical trials of CPI-818 as well as a potential global phase 2 study clinical trial in advanced PTCL, and the Company’s plan to initiate a Phase 2 clinical trial with ciforadenant in collaboration with the Kidney Cancer Clinical Trials Consortium, the timing of the availability and announcement of clinical data and certain other product development milestones, including the timing of initial results in the Phase 1b/2 clinical trial for mupadolimab; and the estimated amount of net cash used in operating activities for 2022. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission on or about March 10, 2022, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to demonstrate sufficient evidence of efficacy and safety in its clinical trials of mupadolimab, CPI-818 and ciforadenant; the accuracy of the Company’s estimates relating to its ability to initiate and/or complete preclinical studies and clinical trials; the results of preclinical studies may not be predictive of future results; the unpredictability of the regulatory process; regulatory developments in the United States, and other foreign countries; regulatory developments in the United States, and other foreign countries; the costs of clinical trials may exceed expectations; the Company’s ability to accurately estimate the amount of net cash used in operating activities for 2022; and the Company’s ability to raise additional capital. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. The Company’s results for the quarter and year ended December 31, 2021 are not necessarily indicative of its operating results for any future periods.

CORVUS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(unaudited)
Operating expenses:
Research and development	$4,788	$7,191	$29,115	$31,830
General and administrative	2,022	2,688	9,515	11,930
Total operating expenses	6,810	9,879	38,630	43,760
Loss from operations	(6,810)	(9,879)	(38,630)	(43,760)
Interest income and other expense, net	(8)	1	(15)	540
Gain on deconsolidation of Angel Pharmaceuticals	-	37,459	-	37,459
Sublease income - related party	141	-	235	-
Loss from equity method investment	(2,559)	(234)	(4,831)	(234)
Net (loss) income	$(9,236)	$27,347	$(43,241)	$(5,995)
Net (loss) income per share, basic and diluted	$(0.20)	$0.92	$(1.03)	$(0.20)
Shares used to compute net (loss) income per share, basic and diluted	46,551,954	29,574,424	41,854,110	29,478,878

CORVUS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	Year ended December 31,
	2021	2020
Assets
Cash, cash equivalents and marketable securities	$69,451	$44,259
Operating lease right-of-use asset	3,190	1,648
Other assets	2,548	2,397
Investment in Angel Pharmaceuticals	34,266	37,225
Total assets	$109,455	$85,529
Liabilities and stockholders' equity
Accounts payable and accrued liabilities and other liabilities	$8,646	$11,071
Operating lease liability	3,647	2,310
Stockholders' equity	97,162	72,148
Total liabilities and stockholders' equity	$109,455	$85,529

INVESTOR CONTACT:
Leiv Lea
Chief Financial Officer
Corvus Pharmaceuticals, Inc.
+1-650-900-4522
llea@corvuspharma.com

MEDIA CONTACT:
Sheryl Seapy
Real Chemistry
+1-949-903-4750
sseapy@realchemistry.com